Exhibit 99.1

For Immediate Release

Lipocine Set To Join Russell Microcap® Index

SALT LAKE CITY, UT, June 25, 2019 – Lipocine Inc. (NASDAQ: LPCN), a clinical-stage biopharmaceutical company focused on metabolic and endocrine disorders, today announced that it is set to join the Russell Microcap® Index at the conclusion of the 2019 Russell indexes annual reconstitution. This will be effective after the US market opens on July 1, according to a preliminary list of additions posted June 7th. The preliminary list is subject to updates until final.

Membership in the Russell Microcap® Index, which remains in place for one year, means automatic inclusion in the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings and style attributes.

“Joining the Russell Microcap Index is expected to contribute to increased investor awareness and broaden our investor base,” said Dr. Mahesh Patel, President, Chief Executive Officer and Chairman of the Board of Lipocine.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $9 trillion in assets are benchmarked against Russell’s US indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell Microcap® Index and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About Lipocine

Lipocine Inc. is a clinical-stage biopharmaceutical company focused on metabolic and endocrine disorders using its proprietary drug delivery technologies. Lipocine’s clinical development pipeline includes four development programs TLANDO, LPCN 1144, LPCN 1111 and LPCN 1107. TLANDO, a novel oral prodrug of testosterone containing testosterone undecanoate, is designed to help restore normal testosterone levels in hypogonadal men. LPCN 1144, an oral product of bioidentical testosterone, recently completed a proof-of-concept clinical study demonstrating the potential utility the in treatment of NASH. LPCN 1111, a novel oral prodrug of testosterone, originated and is being developed by Lipocine as a next-generation oral testosterone product with potential for once-daily dosing and is currently in Phase 2 testing. LPCN 1107 is potentially the first oral hydroxyprogesterone caproate product candidate indicated for the prevention of recurrent preterm birth and has been granted orphan drug designation by the FDA. An End of Phase 2 meeting with the FDA has been completed. For more information, please visit www.lipocine.com.

About FTSE Russell

FTSE Russell is a global index leader that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally. FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $16 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives. A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance and embraces the IOSCO Principles. FTSE Russell is also focused on index innovation and customer partnerships as it seeks to enhance the breadth, depth and reach of its offering. FTSE Russell is wholly owned by London Stock Exchange Group. For more information, visit www.ftserussell.com.

Forward Looking Statements

This release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts regarding Lipocine’s product candidates and related clinical trials, the timing of completion of clinical trials, the potential uses and benefits of our product candidates, and our product development efforts. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks that the FDA will not approve any of our products, risks related to our products, expected product benefits not being realized, clinical and regulatory expectations and plans not being realized, new regulatory developments and requirements, risks related to the FDA approval process including the receipt of regulatory approvals, the results and timing of clinical trials, patient acceptance of Lipocine’s products, the manufacturing and commercialization of Lipocine’s products, and other risks detailed in Lipocine’s filings with the SEC, including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

CONTACT:

Morgan Brown

Executive Vice President & Chief Financial Officer

Phone: (801) 994-7383

mb@lipocine.com

Investors:

Hans Vitzthum

Phone: (617) 535-7743

hans@lifesciadvisors.com

tical company, today announced that it has been added to the Russell 3000® and